Exhibit 99.1

GOLDFIELD ANNOUNCES SECOND QUARTER 2015 RESULTS
MELBOURNE, Florida, August 14, 2015 - The Goldfield Corporation (NYSE MKT: GV) today announced financial results for the three and six-month periods ended June 30, 2015. The Goldfield Corporation, headquartered in Florida, through its subsidiaries Power Corporation of America, Southeast Power Corporation and C and C Power Line, Inc., is a leading provider of construction services for electric utilities, with operations primarily in the southeastern and mid-Atlantic regions of the United States including Texas.
Three-Months Ended June 30, 2015
For the three-months ended June 30, 2015 compared to the same period last year:

•	Revenue increased 32.1% to $33.5 million from $25.3 million — attributable to higher revenue from both master service agreement (MSA) and non-MSA work.

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Income from continuing operations before income taxes tripled to $2.8 million from $693,000 despite losses of $1.2 million incurred from continued adverse weather conditions causing construction delays in the current quarter on Texas projects, which are now substantially complete.

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Net income rose to $1.3 million ($0.05 per share) from a net loss of $238,000 ($0.01 loss per share). Net income (loss) for the three-months ended June 30, 2015 and 2014 included special after tax charges of $201,000 and $665,000, respectively, in discontinued operations from a previously disclosed environmental remediation project, which is now substantially complete.

Six-Months Ended June 30, 2015
For the six-months ended June 30, 2015 compared to the same period last year:

•	Revenue increased 35.4% to $64.0 million from $47.3 million — mainly attributable to growth in MSAs.

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Income from continuing operations before income taxes remained approximately the same at $1.2 million despite losses aggregating $5.1 million recognized in the six-months ended June 30, 2015 (largely in the first quarter) on the substantially completed projects in Texas.

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Net income increased over three-fold to $466,000 ($0.02 per share) from $97,000 (nil per share). Net income for the six-months ended June 30, 2015 and 2014, included special after tax charges of $201,000 and $665,000, respectively, in discontinued operations from the environmental remediation project mentioned above.

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Backlog
Total backlog as of June 30, 2015 was $218.2 million compared to $223.5 million as of June 30, 2014. Backlog represents total revenue estimated over the life of an MSA plus estimated revenue from fixed-price contracts. Of this backlog, $73.0 million (33.4%) is expected to be realized within twelve months.
Compared to December 31, 2014, backlog as of June 30, 2015 declined $56.8 million (20.6%) and 12-month backlog declined $12.4 million (14.5%). These declines largely resulted from completion of certain MSA work and reduction of some future estimated work from these MSAs. Growth in non-MSA contracts partially offset the decrease in MSA backlog.
Existing MSAs have initial terms ranging from one to four years and generally provide for extensions. Total MSA backlog assumes the exercise of renewal options. Revenue from the exercise of renewal options represent $101.1 million (59.5%) of total estimated MSA backlog as of June 30, 2015. The estimated backlog from MSAs is calculated by using recurring historical revenue from current MSAs and projected needs based upon ongoing communications with customers. The size and amount of future projects awarded under MSAs cannot be determined with certainty and revenue from such contracts may vary substantially from current estimates.
John H. Sottile, President and Chief Executive Officer of Goldfield said, “We have now substantially completed our unprofitable Texas projects and have accomplished a reorganization of this operation. This will permit us to seek other projects from new and existing customers. Fortunately, our work outside Texas has remained strong. The general demand for electrical construction services is positive. Our focus is to achieve operating efficiencies, improved profit margins and to secure well qualified labor to take advantage of these opportunities.”
About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry, primarily in the southeastern and mid-Atlantic regions of the United States including Texas. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.
For additional information on our second quarter 2015 results, please refer to our Quarterly Report on Form 10-Q being filed with the Securities and Exchange Commission and visit the Company’s website at http://www.goldfieldcorp.com.
This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction

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activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:
The Goldfield Corporation
Phone:    (321) 724-1700
Email:     investorrelations@goldfieldcorp.com

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The Goldfield Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenue
Electrical construction	$33,296,684	$22,890,318	$63,696,846	$44,409,433
Other	157,221	2,439,772	303,867	2,851,903
Total revenue	33,453,905	25,330,090	64,000,713	47,261,336
Costs and expenses
Electrical construction	27,222,221	19,963,568	56,455,944	38,291,826
Other	143,143	2,009,762	270,878	2,318,066
Selling, general and administrative	1,477,422	1,137,747	2,479,131	2,251,974
Depreciation and amortization	1,658,424	1,521,395	3,272,269	3,020,300
Loss (gain) on sale of property and equipment	11,564	(154,896)	17,192	(162,901)
Total costs and expenses	30,512,774	24,477,576	62,495,414	45,719,265
Total operating income	2,941,131	852,514	1,505,299	1,542,071
Other income (expense), net
Interest income	4,120	1,418	9,985	9,111
Interest expense	(163,775)	(174,682)	(333,828)	(352,494)
Other income, net	17,461	14,245	32,837	28,228
Total other expense, net	(142,194)	(159,019)	(291,006)	(315,155)
Income before income taxes	2,798,937	693,495	1,214,293	1,226,916
Income tax provision	1,285,701	266,443	547,392	464,583
Income from continuing operations	1,513,236	427,052	666,901	762,333
Loss from discontinued operations, net of tax benefit of $154,855 in 2015 and $405,478 in 2014	(201,037)	(665,347)	(201,037)	(665,347)
Net income (loss)	$1,312,199	$(238,295)	$465,864	$96,986

Net income (loss) per share of common stock — basic and diluted
Continuing operations	$0.06	$0.02	$0.03	$0.03
Discontinued operations	(0.01)	(0.03)	(0.01)	(0.03)
Net income (loss)	$0.05	$(0.01)	$0.02	$0.00
Weighted average shares outstanding — basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$7,279,986	$9,822,179
Accounts receivable and accrued billings, net	14,035,315	17,840,680
Costs and estimated earnings in excess of billings on uncompleted contracts	15,499,404	6,537,280
Deferred income taxes	948,459	2,274,896
Income taxes receivable	1,631,271	763,821
Residential properties under construction	673,817	—
Prepaid expenses	697,842	613,765
Other current assets	634,819	315,962
Total current assets	41,400,913	38,168,583

Property, buildings and equipment, at cost, net	37,204,360	37,002,843
Deferred charges and other assets	4,340,879	4,798,510
Total assets	$82,946,152	$79,969,936

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$10,757,469	$9,674,961
Contract loss accruals	182,572	2,547,816
Current portion of notes payable	7,952,926	3,685,859
Accrued remediation costs	800,113	1,048,380
Other current liabilities	361,275	1,537,971
Total current liabilities	20,054,355	18,494,987

Deferred income taxes	7,889,933	7,988,539
Other accrued liabilities	66,755	55,766
Notes payable, less current portion	23,696,574	22,657,973
Accrued remediation costs, less current portion	15,000	15,000
Total liabilities	51,722,617	49,212,265
Commitments and contingencies
Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	11,268,662	10,802,798
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	31,223,535	30,757,671
Total liabilities and stockholders' equity	$82,946,152	$79,969,936